EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Enesco Group, Inc.:

We consent to incorporation by reference in the registration statements (No. 2-97934, No. 33-11415, No. 33-42974, No. 33-50723, No. 33-58633, No. 333-11501, No. 333-48957, No. 333-68289, No. 333-69087, No. 333-75345, No. 333-91312, No. 333-91318, No. 333-105062, No. 333-105063, No. 333-108798, No. 333-108799 and No. 333-115730) of Enesco Group, Inc. of our report dated April 26, 2005 with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K/A of Enesco Group, Inc. and subsidiaries.

/s/ KPMG LLP

Chicago, Illinois
April 26, 2005